Exhibit 99.1

                             PFS Bancorp, Inc.

                       Second and Bridgeway Streets
                           Aurora, Indiana 47001

                              April 30, 2003


FOR IMMEDIATE RELEASE:



CONTACT:
  Stuart M. Suggs, Chief Financial Officer
  PFS Bancorp, Inc.
  (812) 926-0631


PFS Bancorp, Inc. Reports Net Earnings For First Quarter Ended March 31, 2003.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the first quarter ended March 31, 2003 of $221,000, or diluted earnings per share of $.15, a decrease of $38,000, or 14.7%, as compared to the $259,000, or diluted earnings of $.18, in net earnings recorded for the first quarter ended March 31, 2002. Book value, or stockholders' equity, was $17.89 per share at March 31, 2003.

The decrease in net earnings for the first quarter was due primarily to a $17,000, or 21.3%, decrease in other income and a $47,000, or 7.7% increase in general, administrative and other expenses which were partially offset by a $27,000, or 15.6% decrease in the provision for income taxes.

The decrease in other income for the quarter ended March 31, 2003 was primarily attributable to a $28,000 loss on the sale of investment securities which was partially offset by a $4,000 gain on the sale of real estate acquired through foreclosure while service charge and fee income increased $7,000, or 8.8% quarter to quarter.

The increase in general, administrative and other expense for the quarter was due primarily to a $53,000, or 15.9%, increase in employee compensation and benefits and an $18,000, or 27.7% increase in occupancy and equipment expense which were partially offset by a $20,000, or 28.6% decrease in data processing expenses. The increase in employee compensation and benefits was due primarily to the expense recognized in connection with the Company's stock benefit plans, a 19.1% increase in medical insurance premiums, as well as normal merit increases quarter to quarter.

At March 31, 2003, PFS Bancorp, Inc. reported total assets of $120.7 million, total liabilities of $94.3 million, including deposits of $93.1 million, and shareholders' equity of $26.4 million, or 21.9% of total assets.

PFS Bancorp, Inc., headquartered in Aurora, Indiana, is the holding company for Peoples Federal Savings Bank. The Bank is a 116 year old federally chartered savings bank with three full service offices in Dearborn, Ohio, and Switzerland counties in Southeastern Indiana.

                           PFS Bancorp, Inc.
       CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                                                     March 31,   December 31,
     ASSETS                                               2003           2002

Cash and cash equivalents                              $11,925         $5,225
Investment securities                                   11,260         15,303
Loans receivable                                        94,710         95,702
Other assets                                             2,785          2,806
                                                       -------        -------
     Total assets                                     $120,680       $119,036
                                                       =======        =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                               $93,109        $89,420
Advances from the FHLB                                     -            1,000
Other liabilities                                        1,214          1,019
                                                        ------         ------
     Total liabilities                                  94,323         91,439

Shareholders' equity                                    26,357         27,597
                                                       -------        -------
     Total liabilities and shareholders' equity       $120,680       $119,036
                                                       =======        =======

                           PFS Bancorp, Inc.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except share data)


                                                        Three months ended
                                                             March 31,
                                                         2003        2002

Total interest income                                   $1,549      $1,778
Total interest expense                                     564         792
                                                           ---         ---
      Net interest income                                  985         986
Provision for losses on loans                               24          24
                                                           ---         ---
      Net interest income after provision for
        losses on loans                                    961         962
Other income                                                63          80
General, administrative and other expense                  657         610
                                                           ---         ---
      Earnings before income taxes                         367         432
Income taxes                                               146         173
                                                           ---         ---
      NET EARNINGS                                     $   221     $   259
                                                           ===         ===
      EARNINGS PER SHARE
       Basic                                             $ .15        $.18
                                                           ===         ===
       Diluted                                            $.15        $.18
                                                           ===         ===